Exhibit 10.1

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Andrew Batinovich (“Employee”) is currently employed by the Company as its President and Chief Executive Officer pursuant to an executive employment agreement dated May 7, 2003 (the “Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that certain recent changes in the Federal income tax laws enacted as part of the American Jobs Creation Act of 2004 could adversely impact the benefits the Company intended to confer on Employee under the Agreement; and

WHEREAS, the Board has determined that the Agreement must be amended to address these legal changes and to make certain other amendments the Board deems desirable.

Accordingly, the parties agree as follows:

1.	The second paragraph of Section 4 of the Agreement is amended by the addition of the following sentence at the end thereof:

Any incentive bonus awarded to Employee pursuant to this provision shall be paid to Employee in the calendar year following the calendar year in which such incentive bonus is earned.

2.	Section 7 of the Agreement is amended by the addition of the following new subsection:

The Company shall have the authority to delay the payment of any severance benefits payable under this Section 7 to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amounts to which Employee would otherwise be entitled during the six (6) month period immediately following Employee’s separation from service will be paid on the first business day following the expiration of such six (6) month period.

3.	Section 10 of the Agreement is amended by the addition of the following new subsection:

The Company shall have the authority to delay the payment of any severance benefits payable under this Section 10 to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amounts to which Employee would otherwise be entitled during the six (6) month period immediately following Employee’s separation from service will be paid on the first business day following the expiration of such six (6) month period.

4.	Section 12 of the Agreement is restated in its entirety to read as follows:

For all purposes under this Agreement, “Change of Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(a) The direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than twenty percent (20%) of the total combined voting power of the Company’s outstanding securities,

(b) The sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations), regardless of whether such sale, transfer or other disposition occurs in connection with the complete liquidation or dissolution of the Company;

(c) A merger or consolidation approved by the Company’s stock-holders in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(d) The sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations) in connection with the complete liquidation or dissolution of the Company approved by the Company’s stock-holders; or

(e) Any reverse merger approved by the Company’s stock-holders in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

5.	Section 13 of the Agreement is restated in its entirety to read as follows:

In the event it is determined that any payment or distribution of any type to or for the benefit of the Employee, pursuant to this Agreement or otherwise, by the Corporation, any Person who acquires ownership or effective control of the Corporation, or ownership of a substantial portion of the assets of the Corporation (within the meaning of section 280G of the Code and the regulations thereunder) or any affiliate of such Person (the “Total Payments”) would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes (other than interest and penalties imposed by reason of Employee’s failure to file timely a tax return or pay taxes shown due on Employee’s return) and excluding any taxes or interest imposed by Code Section 409A(1)(B)), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

6.	The Agreement is amended by the addition of the following new Section 17; the subsequent sections shall be renumbered accordingly.

Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion and without Employee’s consent, may amend or modify this Agreement in any manner to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any benefits payable under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amount to which Employee would otherwise be entitled during the six (6) month period immediately following Employee’s separation from service will be paid on the first business day following the expiration of such six (6) month period.

Except as otherwise provided in this First Amendment, the Agreement is hereby ratified and confirmed in all respects.

GLENBOROUGH REALTY TRUST INCORPORATED:	ANDREW BATINOVICH:

/s/ Patrick Foley	/s/ Andrew Batinovich
Patrick Foley	Andrew Batinovich
Chairman, Compensation Committee	President & Chief Executive Officer

Date: February 6, 2006	Date: February 6, 2006